OPTION AGREEMENT

This Agreement, effective as of November __, 2013 (the “Effective Date”), is between the University of Miami (“University” or “Licensor”), and Amarantus BioScience Holdings, Inc., a Nevada company (“Company” or Licensee”).

RECITALS

Whereas, University owns intellectual property rights which relate to the use of MANF and CDNF as treatment for retinal diseases, as described in University’s Patent Application number PCT/US2012/041701, “Methods of treatment for retinal diseases”;

Whereas, Company is in the business of developing and commercializing products that can use or incorporate University’s intellectual property rights; and

Whereas, Company desires to obtain an option to negotiate an exclusive license to University’s intellectual property rights; and

Whereas, University is willing to grant such option to Company under the following terms and conditions so that its intellectual property rights may be developed to their fullest and the benefits enjoyed by the general public;

Now, Therefore, University and Company hereby agree as follows:

1.	Exclusive License Option.

1.1.	Definitions.

(a)        “Field” means all fields.

(b)       “Patent Rights” means the United States and foreign patents and patent applications set forth on Exhibit A, including any invention disclosures, divisional, continuation, and continuation-in-part applications, and foreign equivalents thereof, as well as any patents issued thereon, claiming priority thereto, or reissues, reexaminations, or extensions thereof.

1.2.         Grant of Option Right. University grants Company a first option to obtain a worldwide, royalty-bearing, exclusive license (with a right to sublicense) under its commercial rights in the Patent Rights in the Field (the “Option Right”). Company may exercise the Option Right upon written notice to University which is received by University within twelve (12) months following the Effective Date (the “Option Period”).

(a)        If Company elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, University may license its commercial rights under the Patent Rights to any third party. For the avoidance of doubt, University will not grant additional options or license its commercial rights unless and until Company elects not to exercise the Option Right or until the Option Period expires.

(b)        If Company does elect to exercise the Option Right, University and Company shall negotiate in good faith a license agreement containing commercially reasonable terms and conditions, including University’s retained rights to use the Patent Rights for bona fide non-commercial academic research and teaching purposes. If University and Company are unable to reach agreement within three (3) months after Company exercises the Option Right, University may offer its rights in the Patent Right to any third party.

1.3.          Extension of Option Period. In the event that Company seeks to extend the Option Period, Company may elect, in its sole discretion, to extend the Option Period for an additional three (3) months following the end of the Option Period. For the purposes of this Agreement, any such extension shall be included in the definition of Option Period.

1.4.           Warranty Disclaimer. University represents and warrants to Company that (i) University is and shall be the owner of the entire right, title, and interest in and to the Patent Rights; (ii) University’s employees have assigned or agree to assign to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the Option Right set forth in this Agreement; and (iii) University has not previously granted and will not grant any rights to the Patent Rights to any third party during the Option Period that are inconsistent with the rights granted to Company set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (a) regarding the validity or scope of the Patent Rights; (b) that exploitation of the Patent Rights will not infringe any patents or other intellectual property rights of a third party; or (c) that any third party is not currently infringing or will not infringe the Patent Rights.

2.           Obligations of Company. The parties may not execute any license agreement pursuant to negotiations undertaken as a result of this Agreement unless Company has performed the following obligations prior to the termination of the Option Period:

2.1.          Option Fee. In partial consideration of the rights granted Company under this Agreement, Company shall pay to University a nonrefundable option fee of Five Thousand Dollars ($5,000 USD) within thirty (30) days following the Effective Date. If Company chooses to extend the Option Period pursuant to Section 1.3 hereof, Company shall pay an additional nonrefundable fee of Five Thousand Dollars ($5,000 USD).

2.2           Sponsored Research Collaboration. Within sixty (60) days of the Effective Date, Company and University will have entered into negotiations for a Sponsored Research Agreement under a separate agreement for an amount no less than sixty four thousand five hundred dollars ($64,500) annually, for a total of two years.

2.3           Payment of Patent Expenses. Company will reimburse University all patent expenses incurred under Company’s guidance during option period. Note nationalization phase deadline in Dec 2013.

2.4.          Business Plan Summary. Upon exercising the option, Company shall provide University with a non-binding commercialization summary of potential markets and opportunities for a product incorporating the Patent Rights.

2.5.          Compliance with University Policies. Company and its employees, independent contractors, consultants, affiliates and agents shall, at the direction of University, take all actions reasonably necessary to comply with the terms of the University’s Intellectual Property Policy and Policy on Faculty Consulting and Outside Activities.

2.6           General License Terms. The broad terms of the exercised license shall include,

•	$10,000 up front within 10 days of execution of license agreement
•	3% Royalty Net of sales
•	Minimum royalty

1st - anniversary: $ 10K

2nd -3rd anniversary: $ 15K

4th -7th anniversaries: $ 25K

8th through 10th anniversaries: $ 50K

11th anniversary through expiration of the License Agreement: $ 75K

•	Sublicense fee not to exceed 15% of all non-royalty related sublicense revenue
•	Royalty Stacking

Running Royalty reducible by $0.50 per $1.00 in royalties LICENSEE is obligated to pay to third parties to commercialize a License Product; provided however, Running Royalty shall not be less than 2%.

•	Milestones

Upon First Use of Licensed Product(s) in a Human

▪	LICENSEE will pay LICENSOR: $25,000

Upon First Use of Licensed Product(s) in a Human in a Phase II Clinical Trial

▪	LICENSEE will pay LICENSOR: $50,000

Upon First Use of Licensed Product(s) in a Human in a Phase III Clinical Trial

▪	LICENSEE will pay LICENSOR: $75,000

Upon first FDA Approval for any medical condition of Licensed Product(s)

▪	LICENSEE will pay LICENSOR: $100,000

3.           Maintenance of Patent Rights. University is responsible for preparation, filing, prosecution, and maintenance of the Patent Rights. University shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish Company with copies of all relevant documents reasonably in advance of such consultation.

4.           Term and Termination.

4.1.           Term. Unless earlier terminated in accordance with the provisions herein, this Agreement begins on the Effective Date and remains in effect for twelve (12) months, unless the Option Period is extended by Company pursuant to Section 1.3, in which case the Agreement shall remain in effect for an additional three (3) months.

4.2.           Failure to Exercise Option Right. If Company fails to exercise the Option Right during the Option Period, then the Agreement shall terminate upon the expiration of the Option Period. If Company notifies University in writing prior to the expiration of the Option Period that it chooses not to elect to exercise the Option Right, then the Agreement shall terminate upon the date of University’s receipt of Company’s notification.

4.3.           Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice, the other party may terminate this Agreement immediately upon written notice to the party in breach. For the avoidance of doubt, non-payment of the amounts due under this Agreement from Company to University shall be a material breach.

4.4.           Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 4 and 5; Sections 2.5 (grant of license only), 6.1 and 6.6.

5.           Dispute Resolution.

5.1.           Procedures Mandatory. The parties shall resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Article. These procedures constitute legally binding obligations that are essential provisions of this Agreement. However, all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, the other party may bring an action for specific performance in any court of competent jurisdiction.

5.2.           Dispute Resolution Procedures.

(a)         Negotiation. If there is a dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date notice is received by the other party (the “Notice Date”). The parties shall refer any disputes that are not resolved by good faith discussions to senior executives of each party, who shall meet at a mutually acceptable time and location as soon as possible within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

(b)         Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred twenty (120) days after the Notice Date.

(c)         Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute. However, the parties expressly waive the right to a jury trial in the legal proceeding under this Section.

5.3.         Preservation of Rights Pending Resolution.

(a)         Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b)         Provisional Remedies. Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief, if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)         Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) are tolled while the procedures set forth in Subsections 6.2(a) and 6.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

6.           Miscellaneous.

6.1.        Publicity Restrictions. Neither party may use the name of the other party or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of other party. The foregoing notwithstanding, Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company gives University at least ten (10) days prior written notice of the proposed text so the University may comment on the text.

6.2.         Research Funded by Grants.

(a)         Federal Government. To the extent that any invention claimed in the Patent Rights has been funded by the federal government, this Agreement and the grant of any rights in that invention is subject to and governed by federal law as set forth in 35 U.S.C. 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform to those laws and regulations, the relevant term is invalid, and the parties shall modify the Agreement pursuant to Section 7.8.

(b)         Other Organizations. To the extent that any invention claimed in the Patent Rights has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in that invention is subject to and governed by the terms and conditions of the applicable research grant. If any term of this Agreement fails to conform to those terms and conditions, the relevant term is invalid and the parties shall modify the term pursuant to Section 7.8.

6.3.           Tax-Exempt Status. Company acknowledges that University, as a public institution of the State of Florida, holds the status of an exempt organization under the Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the Patent Rights were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and the parties shall modify the term in accordance with Section 7.8.

6.4.           Assignment. This Agreement may not be assigned by Company without the prior written consent of University, except to a party that succeeds to all or substantially all of Company's business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement.

6.5.           Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance relates only to that instance and may not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

6.6.           Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles. .

6.7.           Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University:

Office of Technology Transfer

University of Miami

Life Sciences Technology Park, Suite 110

1951 NW 7th Ave

Miami FL 33136

ATTN: James O’Connell, Director

Cc:

University of Miami

Office of the General Counsel

1320 S. Dixie Highway, Suite 1250

Coral Gables, Florida 33134

ATTN: Maria A. Gralia, Esq.

If to Company:

Gerald Commissiong

Amarantus Bioscience Holdings, Inc.

953 Indiana Street

c/o Janssen Labs

San Francisco CA 94107

Cc:

Vern Norviel

Wilson Sonsini Goodrich and Rosati

650 Page Mill Road

Palo Alto CA 94304

All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

6.8.           Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 7. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

6.9.           Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

***

The parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MIAMI	AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:		By:
	Dr. Norma Sue Kenyon		Marc E. Faerber
	Vice Provost of Innovation		Chief Financial Officer
Office of Technology Transfer

EXHIBIT A

List of Patent Rights

Publication number	WO2012170918 A2

Publication type	Application

Application number	PCT/US2012/041701

Publication date	Dec 13, 2012

Filing date	Jun 8, 2012

Priority date	Jun 9, 2011

Publication number

PCT/2012/41701,

PCT/US/12/041701,

PCT/US/12/41701,

PCT/US/2012/041701,

PCT/US/2012/41701,

PCT/US12/041701,

PCT/US12/41701,

PCT/US12041701,

PCT/US1241701,

PCT/US2012/041701,

PCT/US2012/41701,

PCT/US2012041701,

PCT/US201241701, WO

2012/170918 A2, WO

2012170918 A2, WO

2012170918A2, WO-A2-2012170918,

WO2012/170918A2,

WO2012170918 A2,

WO2012170918A2

Inventors	Rong Wen

Applicant	University Of Miami

METHODS OF TREATMENT FOR RETINAL DISEASES

CROSS-REFERENCE TO RELATED APPLICATION

The present application claims the benefit of U.S.

Provisional Application Ser. No. 61/495,182, filed June 9, 2011, which is incorporated herein by reference in its entirety.